Exhibit 99.1

Contact: John A. Moore, CEO
(302) 656-1707

Acorn Factor, Inc. Announces Appointment of Joseph Musanti to Board

Montchanin, Delaware, October 5, 2007 - Acorn Factor, Inc. (OTCBB:ACFN) today announced that Joseph Musanti has been appointed to its Board of Directors. Mr. Musanti is President of Main Tape Inc., a leading manufacturer of surface protection film and paper products, based in Cranberry, New Jersey. Prior to becoming President, Mr. Musanti served as Vice President Finance of Main Tape. Before that, Mr. Musanti was Vice President Finance of Rheometric Scientific, Inc., a manufacturer of thermal analytical instrumentation products where he held significant domestic and foreign, operational, managerial, financial and accounting positions.

Mr. Musanti fills a vacancy on Acorn’s Board of Directors resulting from the departure of Kevin P. Wren who resigned from the Board earlier in the week to devote more time to technology ventures, consulting and community service.

John A. Moore, CEO of Acorn Factor said, “We welcome Joe Musanti to our Board of Directors. He brings excellent operational, finance and accounting expertise that will serve our company well going forward. We also thank Kevin Wren for his commitment and hard work in the development of Acorn and we wish him success in his new ventures.”

About Acorn Factor, Inc.

Acorn Factor specializes in funding and accelerating the growth of emerging ventures that promise meaningful improvements in the economic and environmental efficiency of the energy sector.

Acorn Factor aims to take primarily-controlling positions in promising companies led by great entrepreneurs and to add value by helping these companies with branding, positioning, strategy, and business development guidance. Acorn Factor is a global company with equity interests currently in four promising businesses: Comverge (14%-held), the leading clean capacity provider of energy solutions through demand response, Paketeria GmbH, a leading green logistics company; dsIT (58%-held), is a leader in underwater security systems for strategic coastal energy infrastructure; and Local Power, Inc. (10%-held), the creator of community choice aggregation, a revolution in renewable power and retail markets for electricity. Additional information about Acorn Factor and its subsidiary and affiliates is available at www.acornfactor.com, www.comverge.com, www.paketeria.de, www.dsit.co.il, and www.localpower.com.

Certain statements made above are forward-looking in nature. Whether such statements ultimately prove to be accurate depends upon a variety of factors that may affect the Company's business and operations. Many of these factors are described in the Company's most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission.